Exhibit 10.1

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of <<Insert Date>> by and between Zebra Technologies Corporation, a Delaware corporation (the “Employer”), and <<Insert Executive Officer Name>> (the “Executive”), is hereby amended, effective as of the date this amendment has been executed by both the Employer and the Executive, as follows:

1.	The following sentences should be added immediately following the second sentence of subparagraph 7B(3) of the Agreement:

“Such agreement shall be provided to the Executive prior to or promptly following his termination of employment, and must be executed by the Executive and returned to the Employer within the time prescribed in such agreement (but in no event later than the sixtieth (60th) day following termination of employment). No payments shall be made pursuant to Paragraph 7B unless and until the Employer shall have received such agreement and any period during which the Executive may revoke such agreement shall have expired without revocation. Any payments which the Executive would have otherwise received prior to the end of such revocation period shall be paid, in a single lump sum without interest, as soon as practical after the revocation period expires, but in no event later than March 15 of the year following the year in which the termination of employment occurs.”

IN WITNESS WHEREOF, the parties have set their signatures on the date set forth below.

ZEBRA TECHNOLOGIES CORPORATION:	EXECUTIVE:

By:	By:

Date signed:	Date signed:

Confidential Section 9 – Compensation Committee November 2010 – Executive Employment Agreement Amendment (IRS 409A)